UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 1, 2015

Date of Report (Date of earliest event reported)

Bellicum Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX	77030
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 1, 2015, Bellicum Pharmaceuticals, Inc. (the “Company”) entered into an amended and restated employment agreement with Annemarie Moseley, Ph.D., M.D. (the “Moseley Employment Agreement”), and on April 6, 2015, the Company entered into an employment agreement with Kevin M. Slawin, M.D. (the “Slawin Employment Agreement”).

Amended and Restated Employment Agreement with Annemarie Moseley, Ph.D., M.D.

Pursuant to the Moseley Employment Agreement, Dr. Moseley will continue to serve as the Chief Operating Officer and Executive Vice President of Clinical Development of the Company. The Moseley Employment Agreement provides that Dr. Moseley will be paid (i) a base salary at the annual rate of $410,000, and (ii) at the sole discretion of the board of directors of the Company (or an authorized committee thereof), an annual target cash performance bonus of 40% of Dr. Moseley’s annual base salary, based upon achievement of specific corporate and personal goals and performance metrics. In addition, Dr. Moseley is entitled to reimbursement of her reasonable travel and other business expenses.

In the event that Dr. Moseley’s employment is terminated by the Company without cause or she terminates her employment for good reason (as such terms are defined in the Moseley Employment Agreement), then Dr. Moseley will be entitled to continue to receive her annual base salary and payment of premiums for continuation of healthcare benefits for a period of twelve (12) months following such termination. In addition, Dr. Moseley will be paid a lump sum amount equal to her target annual performance bonus for the year of termination, prorated based on the number of calendar days she was employed during the year.

The Moseley Employment Agreement further provides that if Dr. Moseley’s employment is terminated without cause or she terminates her employment for good reason immediately prior to or within 12 months following a change in control (as defined in the Moseley Employment Agreement), Dr. Moseley will be entitled to receive her annual base salary and payment of premiums for continuation of healthcare benefits for a period of twelve (12) months following such termination and will receive a lump sum cash amount equal to her target annual performance bonus for the year of termination. In addition, all of Dr. Moseley’s then unvested stock options and other stock awards, if any, that are subject to time-based vesting requirements will immediately vest in full. In order to receive any severance benefits under the Moseley Employment Agreement, Dr. Moseley is required to execute a release of clams in favor of the Company and comply with certain other post-employment covenants set forth in the Moseley Employment Agreement.

Employment Agreement with Kevin M. Slawin, M.D.

Pursuant to the Slawin Employment Agreement, Dr. Slawin will continue to serve as the Chief Technology Officer of the Company. The Slawin Employment Agreement provides that Dr. Slawin will be paid (i) a base salary at the annual rate of $320,000, and (ii) at the sole discretion of the board of directors of the Company (or an authorized committee thereof), an annual target performance bonus equal to 35% of Dr. Slawin’s annual base salary, based upon achievement of specific corporate and personal goals and performance metrics. In addition, Dr. Slawin is entitled to reimbursement of his reasonable travel and other business expenses. The Slawin Employment Agreement provides for an initial term of Dr. Slawin’s employment until June 30, 2016, subject to a potential six-month extension of the term of employment by mutual written agreement of Dr. Slawin and the Company until December 31, 2016.

In the event that Dr. Slawin’s employment is terminated by the Company without cause or he terminates his employment for good reason (as such terms are defined in the Slawin Employment Agreement), then Dr. Slawin will be entitled to continue to receive his annual base salary and payment of premiums for continuation of healthcare benefits for a period of twelve (12) months following such termination. In addition, Dr. Slawin will be paid a lump sum amount equal to his target annual performance bonus for the year of termination, pro-rated based on the number of calendar days he was employed during the year.

The Slawin Employment Agreement further provides that if Dr. Slawin’s employment is terminated without cause or he terminates his employment for good reason immediately prior to or within 12 months following a change in control (as defined in the Slawin Employment Agreement), Dr. Slawin will be entitled to receive his annual base salary and payment of premiums for continuation of healthcare benefits for a period of twelve (12) months following such termination and will receive a lump sum cash amount equal to his target annual performance bonus for the year of termination. In addition, all of Dr. Slawin’s then unvested stock options and other stock awards, if any, that are subject to time-based vesting requirements will immediately vest in full. In order to receive any severance benefits under the Slawin Employment Agreement, Dr. Slawin is required to execute a release of clams in favor of the Company and comply with certain other post-employment covenants set forth in the Slawin Employment Agreement.

The foregoing description of each of the Slawin Employment Agreement and the Moseley Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Moseley Employment Agreement and Slawin Employment Agreement, which are filed as Exhibits 10.1 and Exhibit 10.2, respectively, hereto and each is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement between the Company and Annemarie Moseley, Ph.D., dated April 1, 2015.
10.2	Employment Agreement between the Company and Kevin M. Slawin, M.D., dated April 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: April 7, 2015	By:	/s/ Ken Moseley
Ken Moseley, J.D.

Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement between the Company and Annemarie Moseley, Ph.D., dated April 1, 2015.
10.2	Employment Agreement between the Company and Kevin M. Slawin, M.D., dated April 6, 2015.